Exhibit 99.2

Item  2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements.

The following discussion should be read in conjunction with our Consolidated Financial Statements and accompanying Notes thereto included in our Current Report on Form 8-K filed on November 19, 2015.

Except as expressly indicated or unless the context otherwise requires, the “Company,” “we,” “our” or “us” means Builders FirstSource, Inc. and its subsidiaries, including ProBuild Holdings LLC (“ProBuild”), as of July 31, 2015.

Cautionary Statement

Statements in this report which are not purely historical facts or which necessarily depend upon future events, including statements regarding our anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements made in this report involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this report, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. Further information regarding the risk factors that could affect our financial and other results are included as Item 1A of our annual report on Form 10-K.

COMPANY OVERVIEW

We are a leading supplier and manufacturer of structural and related building products for residential new construction in the U.S. We offer an integrated solution to our customers providing manufacturing, supply and installation of a full range of structural and related building products. Our manufactured products include our factory-built roof and floor trusses, wall panels and stairs, vinyl windows, custom millwork and trim, as well as engineered wood that we design, cut, and assemble for each home. We also assemble interior and exterior doors into pre-hung units. Additionally, we supply our customers with a broad offering of professional grade building products not manufactured by us, such as dimensional lumber and lumber sheet goods, various window, door and millwork lines, as well as cabinets, roofing and hardware. Our full range of construction-related services includes professional installation, turn-key framing and shell construction, and spans all our product categories.

We group our building products into six product categories:

•	Lumber & Lumber Sheet Goods. Lumber & lumber sheet goods include dimensional lumber, plywood, and OSB products used in on-site house framing.
•

Windows, Door & Millwork. Windows & doors are comprised of the manufacturing, assembly, and distribution of windows and the assembly and distribution of interior and exterior door units. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard ® brand name.

•	Manufactured Products. Manufactured products consist of wood floor and roof trusses, steel roof trusses, wall panels, stairs, and engineered wood.
•	Gypsum, Roofing & Insulation. Gypsum, roofing, & insulation include wallboard, metal studs and trims, ceilings, joint treatment and finishes, stucco and exteriors.
•	Siding, metal, and concrete. Siding, metal, and concrete includes vinyl, composite, and wood siding, other exteriors, and cement.
•

Other Building Products & Services. Other building products & services are comprised of products such as cabinets and hardware as well as services such as turn-key framing, shell construction, design assistance, and professional installation spanning the majority of our product categories.

Our operating results are dependent on the following trends, events and uncertainties, some of which are beyond our control:

•

Homebuilding Industry. Our business is driven primarily by the residential new construction market, which is in turn dependent upon a number of factors, including demographic trends, interest rates, consumer confidence, employment rates, foreclosure rates, and the health of the economy and mortgage markets. During the housing downturn, which began in 2006, many homebuilders significantly decreased their housing starts because of lower demand and an excess of home inventory. The housing industry started to strengthen in 2011. According to the U.S. Census Bureau, the annualized rate for U.S. single-family housing starts was 618,000 as of March 31, 2015. However, single-family housing starts remain well below the historical average (from 1959 through 2014) of 1.0 million per year. Due to the lower levels of housing starts and increased competition for homebuilder business, we have and will continue to experience pressure on our gross margins. We still believe there are several meaningful trends that indicate U.S. housing demand will likely recover in the long term and that the recent downturn in the housing industry was likely a trough in the cyclical nature of the residential construction industry. These trends include relatively low interest rates, the aging of housing stock, and normal population growth due to immigration and birthrate exceeding death rate. Industry forecasters, including the National Association of Homebuilders (“NAHB”), expect to see continued improvement in housing demand over the next few years.

•

Targeting Large Production Homebuilders. Over the past ten years, the homebuilding industry has undergone consolidation, and the larger homebuilders have increased their market share. We expect that trend to continue as larger homebuilders have better liquidity and land positions relative to the smaller, less capitalized homebuilders. Our focus is on maintaining relationships and market share with these customers while balancing the competitive pressures we are facing in servicing large homebuilders with certain profitability expectations. We expect that our ability to maintain strong relationships with the largest builders will be vital to our ability to expand into new markets as well as grow our market share. Additionally, we have been successful in expanding our custom homebuilder customer base while maintaining acceptable credit standards.

•

Use of Prefabricated Components. Prior to the housing downturn, homebuilders were increasingly using prefabricated components in order to realize increased efficiency and improved quality. Shortening cycle time from start to completion was a key imperative of the homebuilders during periods of strong consumer demand. During the housing downturn, that trend decelerated as cycle time had less relevance. Customers who traditionally used prefabricated components, for the most part, still do. However, the conversion of customers to this product offering slowed during the downturn. We are now seeing the demand for prefabricated components increase as the residential new construction market continues to strengthen and the availability of skilled construction labor remains limited.

•

Economic Conditions. Economic changes both nationally and locally in our markets impact our financial performance. The building products supply industry is highly dependent upon new home construction and subject to cyclical market changes. Our operations are subject to fluctuations arising from changes in supply and demand, national and local economic conditions, labor costs, competition, government regulation, trade policies and other factors that affect the homebuilding industry such as demographic trends, interest rates, single-family housing starts, employment levels, consumer confidence, and the availability of credit to homebuilders, contractors, and homeowners. Beginning in 2007, the mortgage markets have experienced substantial disruption due to increased defaults. This resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market and tighter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders continue to be constrained, although there have been recent signs of easing. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover until conditions in the economy and the credit markets further improve.

•

Cost of Materials. Prices of wood products, which are subject to cyclical market fluctuations, may adversely impact operating income when prices rapidly rise or fall within a relatively short period of time. We purchase certain materials, including lumber products, which are then sold to customers as well as used as direct production inputs for our manufactured and prefabricated products. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases on in-bound freight costs on our products. Our inability to pass on material price increases to our customers could adversely impact our operating results.

•

Controlling Expenses. Another important aspect of our strategy is controlling costs and enhancing our status as a low-cost building materials supplier in the markets we serve. We pay close attention to managing our working capital and operating expenses. We have a “best practices” operating philosophy, which encourages increasing efficiency, lowering costs, improving working capital, and maximizing profitability and cash flow. We constantly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our facilities. Further, we pay careful attention to our logistics function and its effect on our shipping and handling costs.

•

•

Multi-Family and Light Commercial Business. Our primary focus has been, and continues to be, on single-family residential new construction. However, we have recently acquired companies with multi-family manufacturing capabilities to further diversify our customer base.  We will continue to identify opportunities for profitable growth in the multi-family and light commercial markets.

RECENT DEVELOPMENTS

Timber Tech Acquisition

On February 9, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. and its affiliates (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

This transaction was accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from the acquisition date. The purchase price has been allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The purchase price allocations are preliminary and are subject to adjustment.

ProBuild Acquisition

On April 13, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ProBuild Holdings LLC, a Delaware limited liability company (“ProBuild”), and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. Pursuant to the Securities Purchase Agreement, we will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments (the “ProBuild Acquisition”).

The Securities Purchase Agreement contains representations and warranties customary for transactions of this type. The representations and warranties contained in the Securities Purchase Agreement have been made for the purposes of allocating contractual risk between us, ProBuild and the Sellers instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Securities Purchase Agreement by us with the SEC. ProBuild has agreed to various customary covenants and agreements, including, among others, to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Securities Purchase Agreement and the closing of the ProBuild Acquisition and not to engage in certain types of significant transactions during this period. The parties have also agreed to use their reasonable best efforts to obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In addition, the Securities Purchase Agreement provides that ProBuild will indemnify us with respect to breaches of certain representations, warranties and covenants by ProBuild and the Sellers, as well as for other specified matters, subject to the limitations in the Securities Purchase Agreement.

Consummation of the ProBuild Acquisition is subject to certain customary conditions, including, among others: (i) the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the parties to the Securities Purchase Agreement; (ii) the performance in all material respects of all covenants by such parties; (iii) the absence of a material adverse effect with respect to the business of ProBuild; (iv) the absence of certain legal injunctions or impediments prohibiting the transaction; (v) expiration or termination of all applicable waiting periods under the HSR Act; and (vi) ProBuild’s obtaining certain third-party consents. On April 20, 2015 we submitted a filing under the HSR Act with respect to the ProBuild Acquisition. We are currently in a waiting period under the HSR Act.

The Securities Purchase Agreement also contains certain termination provisions by us, ProBuild and the Sellers, including if the ProBuild Acquisition has not been consummated by November 13, 2015, subject to extension (the “Outside Date”), unless the terminating party’s material breach of the Securities Purchase Agreement has been the principal cause of or resulted in the failure of the closing of the ProBuild Acquisition to occur by such date. A termination of the Securities Purchase Agreement by us, ProBuild, or the Sellers under certain specified circumstances, including a failure to obtain regulatory approval by the Outside Date or a failure of our debt financing to be funded, in each case, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81.3 million.

The Sellers have agreed to use reasonable best efforts to provide us with all cooperation reasonably requested by us to assist us in arranging financing in connection with the ProBuild Acquisition, including furnishing us with certain necessary financial information regarding ProBuild and taking other corporate and other actions reasonably requested by us to consummate such financing. Upon request, we will promptly reimburse ProBuild for any documented and reasonable out-of-pocket costs and expenses incurred in connection with the Sellers’ cooperation with obtaining the financing.

We have received a debt commitment letter from certain financial institutions pursuant to which they have committed to provide us with an $800 million senior secured credit facility, a $550 million senior secured first lien term loan facility and a $750 million senior unsecured bridge facility (or up to $750 million in unsecured notes in lieu of all or a portion thereof). Additionally, the amount of the first lien term loan facility may be increased to repay, redeem or defease our existing senior notes in an amount equal to $350 million plus any applicable make-whole payments (the “Quantum Increase”) required in connection with any such repayment, redemption, or defeasance. Under certain circumstances, the Quantum Increase may take the form of secured debt securities or unsecured debt securities instead of additional first lien term loans. The proceeds of these borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration and related fees and expenses.

We have also received an equity commitment letter (the “Equity Commitment Letter”) from JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”). Pursuant to the Equity Commitment Letter, and subject to the terms and conditions thereof, JLL Fund V and Warburg Pincus have agreed that, in the event we are unable to consummate a public offering of shares of our common stock, which provides proceeds of no less than $100 million to the Company, then at the closing of the ProBuild Acquisition, JLL Fund V will purchase $40 million of our common stock and Warburg Pincus will purchase $60 million of our common stock.

The issuance of shares of our common stock to JLL Fund V and Warburg Pincus pursuant to the Equity Commitment Letter would be accomplished in a private placement exempt from registration under the Securities Act of 1933, as amended.

ProBuild Holdings, Inc., an affiliate of ProBuild Holdings LLC, was created in 2005 by Devonshire Investors, the private investment firm affiliated with FMR LLC, the parent company of Fidelity Investments. ProBuild currently operates more than 350 facilities in 40 U.S. states, including lumber yards, truss and panel facilities, millwork shops, gypsum yards, retail stores and administrative offices. ProBuild has an extensive geographic footprint, which includes a presence in 71 of the top 100 metropolitan statistical areas (as ranked by housing permits) and a large number of secondary markets. ProBuild sells a broad selection of building materials including lumber and plywood, engineered wood, gypsum wallboard and other drywall products, millwork, trusses, roofing, siding products, tools, insulation materials and metal and hardware specialties. ProBuild employs approximately 10,000 employees.

For more information related to this transaction please refer to our Form 8-K filed with the SEC on April 13, 2015, as well as our Form S-3 and Form 8-K filed on May 4, 2015.

CURRENT OPERATING CONDITIONS AND OUTLOOK

Though the level of housing starts remains near historic lows, the homebuilding industry has shown improvement since 2011. For the first quarter of 2015, actual U.S. single-family housing starts were 139,700, a 4.4% increase compared to the first quarter of 2014. Actual single-family housing starts in the South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, were 83,000 in the first quarter of 2015, a 5.3% increase from the first quarter of 2014. Single-family units under construction in the South Region increased 8.2% during the first quarter of 2015 compared to the same quarter a year ago. While the housing industry has strengthened over the past few years, the limited availability of credit to smaller homebuilders and potential homebuyers and the slow economic recovery, among other factors, have hampered a stronger recovery. The is forecasting 738,000 U.S. single-family housing starts for 2015, which is up approximately 14.1% from 2014, but still well below historical averages.

Our sales for the first quarter of 2015 were up 7.2% over the same period last year, 6.0% of which was due to recent acquisitions. Excluding the impact of recent acquisitions, we estimate sales increased 2.2% due to increased volume, which was partially offset by a 1.0% decrease due to the impact of commodity price deflation on sales. We believe our broad offering of products and services will allow us to gain market share and expand our future customer base. Our gross margin percentage increased by 0.9% during the first quarter of 2015 compared to the first quarter of 2014, primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales. We made significant changes to our business during the downturn that have improved our operating efficiency and allowed us to better leverage our operating costs against changes in sales. However, our selling, general and administrative expenses, as a percentage of sales, were 22.3% in the first quarter of 2015, a 2.3% increase from 20.0% in the first quarter of 2014 primarily due to acquisition costs related to the recently announced ProBuild transaction, increased stock compensation expense and an increase in depreciation and amortization. Excluding these increases, our selling, general and administrative expense was 20.4 percent of sales in the current quarter versus 20.0 percent of sales in the same quarter a year ago.  This remaining increase was largely the result of investments made in employees and equipment to support current and future sales growth, and to a lesser degree, the negative impact of commodity price deflation on our sales.

We still believe that the long-term outlook for the housing industry is positive due to growth in the underlying demographics. We feel we are well-positioned to take advantage of the construction activity in our markets and to continue to increase our market share, which may include strategic acquisitions. We will continue to focus on working capital by closely monitoring the credit exposure of our customers and by working with our vendors to improve our payment terms and pricing on our products. We will also continue to work diligently to achieve the appropriate balance of short-term expense control while maintaining the expertise and capacity to grow the business as market conditions improve. We want to create long-term shareholder value and avoid taking steps that will limit our ability to compete.

SEASONALITY AND OTHER FACTORS

Our first and fourth quarters have historically been, and are generally expected to continue to be, adversely affected by weather causing reduced construction activity during these quarters. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the following:

•	The volatility of lumber prices;
•	The cyclical nature of the homebuilding industry;
•	General economic conditions in the markets in which we compete;
•	The pricing policies of our competitors;
•	The production schedules of our customers; and
•	The effects of weather.

The composition and level of working capital typically change during periods of increasing sales as we carry more inventory and receivables. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash and borrowing availability under credit facilities. Collection of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted cash flow.

RESULTS OF OPERATIONS

The following table sets forth, for the three months ended March 31, 2015 and 2014, the percentage relationship to sales of certain costs, expenses and income items:

	Three Months Ended March 31,
	2015	2014
Sales	100.0%	100.0%
Cost of sales	77.4%	78.3%
Gross margin	22.6%	21.7%
Selling, general and administrative expenses	22.3%	20.0%
Facility closure costs	0.1%	0.1%
Income from operations	0.2%	1.6%
Interest expense, net	2.1%	2.6%
Income tax expense (benefit)	0.0%	(0.0)%
Loss from continuing operations	(1.9)%	(1.0)%
Income (loss) from discontinued operations, net of tax	0.0%	(0.0)%
Net loss	(1.9)%	(1.0)%

Three Months Ended March 31, 2015 Compared with the Three Months Ended March 31, 2014

Sales. Sales for the three months ended March 31, 2015 were $371.0 million, a 7.2% increase over sales of $345.9 million for the three months ended March 31, 2014. Excluding the impact of recent acquisitions, our sales grew 1.2% for the three months ended March 31, 2015 compared to the same period one year ago. According to the U.S. Census Bureau, actual U.S. single-family housing starts increased 4.4% in the first quarter of 2015 compared to the first quarter of 2014. In the South Region, actual single-family housing starts increased 5.3% compared to the first quarter of 2014, and single-family units under construction increased 8.2% over this same time period. Sales increased 6.0% due to recent acquisitions. Excluding the impact of recent acquisitions, we estimate sales increased 2.2% due to increased volume, which was partially offset by a 1.0% decrease due to the impact of commodity price deflation on sales.

The following table shows sales classified by product category (dollars in millions):

	Three Months Ended March 31,
	2015		2014
	Sales	% of Sales	Sales	% of Sales	% Change
Lumber & lumber sheet goods	$122.4	33.0%	$124.6	36.0%	-1.8%
Windows, doors & millwork	121.6	32.8%	107.5	31.1%	13.1%
Manufactured products	79.8	21.5%	70.8	20.5%	12.7%
Gypsum, roofing & insulation	10.6	2.8%	9.9	2.9%	7.1%
Siding, metal & concrete products	9.8	2.6%	8.7	2.5%	12.6%
Other building products & services	26.8	7.3%	24.4	7.0	9.8%
Total sales	$371.0	100.0%	$345.9	100.0%	7.2%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is due to a 5.9% decrease in market prices for lumber and lumber sheet goods in the first three months of 2015 compared to the first three months of 2014, which was mostly offset by an increase in sales volume.

Gross Margin. Gross margin increased $8.8 million to $83.7 million. In addition, our gross margin percentage increased to 22.6% in the first quarter of 2015 from 21.7% in the first quarter of 2014, a 0.9% increase. Our gross margin percentage increased primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales in the first quarter of 2015 compared to the first quarter of 2014.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $13.5 million, or 19.5%. Our salaries and benefits expense, excluding stock compensation expense, was $48.4 million, an increase of $4.9 million from the first quarter of 2014 primarily due to a 7.9% increase in full-time equivalent employees related to recent acquisitions and increased sales volume. Stock compensation expense increased $0.8 million due to recent stock option and restricted stock unit grants. Office general and administrative expense increased $6.5 million primarily due to acquisition costs related to the recently announced ProBuild transaction.  Occupancy expense increased $0.5 million due to recent acquisitions and expansions at existing facilities. Delivery expense increased $0.2 million largely due to increased sales volume.

As a percentage of sales, selling, general and administrative expenses increased from 20.0% in the first quarter of 2014 to 22.3% in the first quarter of 2015. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 0.5%, stock compensation expense increased 0.2%, office general and administrative expense increased 1.6%, occupancy costs were consistent with the first quarter of 2014, and delivery expenses decreased 0.2%.  The increase in selling, general and administrative expenses, as a percentage of sales, was primarily due to the factors discussed above, and to a lesser degree, the negative impact of commodity price deflation on our sales.

Interest Expense, Net. Interest expense was $7.6 million in the first quarter of 2015, a decrease of $1.2 million from the first quarter of 2014. The decrease was primarily related to a $1.4 million reduction in the non-cash, fair value adjustment related to our outstanding stock warrants.

Income Tax Expense. We recorded income tax expense of $0.2 million in the first quarter of 2015 compared to an income tax benefit of $0.1 million in the first quarter of 2014. We recorded an increase in the after-tax, non-cash valuation allowance on our net deferred tax assets of $3.1 million and $1.0 million in the first quarters of 2015 and 2014, respectively. Absent this valuation allowance, our effective tax rate would have been 42.1% and 33.1% in the first quarters of 2015 and 2014, respectively.

Results by Reportable Segment

The following table shows net sales and income (loss) from continuing operations before income taxes by reportable segment (dollars in millions):

	Three month ended March 31,
	Net sales					Income (loss) from continuing operations before income taxes
	2015	% of net sales	2014	% of net sales	% change	2015	% of net sales	2014	% of net sales	% change
Northeast	$43,485	12.6%	$49,397	15.6%	-12.0%	$(651)	-0.2%	$(841)	-0.3%	22.6%
Southeast	147,477	42.9%	143,406	45.2%	2.8%	(1,727)	-0.5%	(2,516)	-0.8%	31.4%
South	153,057	44.5%	124,562	39.2%	22.9%	342	0.1%	(641)	-0.2%	153.4%
West	-	-	-	-	-	-	-	-	-	-
	$344,019	100.0%	$317,365	100.0%		$(2,036)	-0.6%	$(3,998)	-1.3%

As a result of our reorganization following the ProBuild acquisition on July 31, 2015, we now have four reportable segments based on an aggregation of the geographic regions in which we operate: the “Northeast” reportable segment, the “Southeast” reportable segment, the “South” reportable segment and the “West” reportable segment.  The West reportable segment operations were acquired through the ProBuild acquisition. Excluding the impact of recent acquisitions, net sales for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 increased 2.8% and 6.0% in our Southeast and South reportable segments, respectively, due to volume increases which outpaced the commodity price deflation offset.  According to the U.S Census Bureau, the actual U.S. single-family housing starts increased 4.4% in 2015 as compared to 2014, with single family starts in the South Region ahead of the national average increasing 5.3% compared to 2014.  Net sales for our Northeast reportable segment decreased 12.0% for the three months ended March 31, 2015 compared to 2014 due to slower regional sales growth which was not enough to overcome the commodity price deflation impact.

LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirements are to fund working capital needs and operating expenses, meet required interest and principal payments, and to fund capital expenditures and potential future acquisitions. Our capital resources at March 31, 2015 consist of cash on hand and borrowing availability under our revolving credit facility.

Our $175.0 million senior secured revolving credit facility (the “2013 facility”) is primarily used for working capital, general corporate purposes, and funding acquisitions. Availability under the 2013 facility is determined by a borrowing base. Our borrowing base consists of trade accounts receivable, inventory and other receivables, including progress billings and credit card receivables, that meet specific criteria contained within the credit agreement, minus agent specified reserves. Net borrowing availability is equal to the maximum borrowing amount minus outstanding borrowings and letters of credit.

The following table shows our borrowing base and excess availability as of March 31, 2015 and December 31, 2014 (in millions):

	As of
	March 31, 2015	December 31, 2014
Accounts Receivable Availability	$114.1	$102.8
Inventory Availability	84.0	79.6
Other Receivables Availability	11.6	11.5
Gross Availability	209.7	193.9
Less:
Agent Reserves	(8.8)	(8.0)
Borrowing Base	200.9	185.9
Aggregate Revolving Commitments	175.0	175.0
Maximum Borrowing Amount (lesser of Borrowing Base and Aggregate Revolving Commitments)	175.0	175.0

	As of
	March 31, 2015	December 31, 2014
Less:
Outstanding Borrowings	(55.0)	(30.0)
Letters of Credit	(15.6)	(15.6)
Net Borrowing Availability on Revolving Facility	$104.4	$129.4
Plus:
Cash in Qualified Accounts	36.1	16.7
Excess Availability, as defined	$140.5	$146.1

As of March 31, 2015, we had $55.0 million in outstanding borrowings under our 2013 facility and our net borrowing availability was $104.4 million after being reduced by outstanding letters of credit of approximately $15.6 million. Excess availability is the sum of our net borrowing availability plus qualified cash, defined as cash on deposit that is subject to a control agreement in favor of the agent. Excess availability must equal or exceed a minimum specified amount, currently $17.5 million, or we are required to meet a fixed charge coverage ratio of 1 to 1. At March 31, 2015, our excess availability was $140.5 million, including $104.4 million in net borrowing availability and $36.1 million in qualified cash. We were not in violation of any covenants or restrictions imposed by any of our debt agreements at March 31, 2015.

Liquidity

Our liquidity at March 31, 2015 was $141.2 million, which includes $104.4 million in net borrowing availability under the 2013 facility and $36.8 million of cash on hand. On April 13, 2015, we entered into a Securities Purchase Agreement to acquire all of the operating subsidiaries of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments. For more information related to this transaction and how it may affect our future liquidity, please refer to our Form 8-K filed with the SEC on April 13, 2015, as well as our Form S-3 and Form 8-K filed on May 4, 2015.

Should the current industry conditions deteriorate or we pursue acquisitions, we may be required to raise additional funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any of these financing options would be available on favorable terms, if at all. Alternatives to help supplement our liquidity position could include, but are not limited to, idling or permanently closing additional facilities, adjusting our headcount in response to current business conditions, attempts to renegotiate leases, and divesting of non-core businesses. There are no assurances that these steps would prove successful.

Since the beginning of the housing downturn, a primary focus has been on protecting our liquidity. Our action plan, which consisted of generating new business, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, managing credit tightly, raising additional capital when needed and conserving cash allowed us to mitigate the effects of the difficult industry conditions. While we continue to focus on these areas, we also plan to prudently utilize our liquidity to support anticipated sales growth, primarily related to our working capital, delivery fleet, and staffing levels. Also, we have and will likely continue to selectively pursue strategic acquisitions, which may impact our liquidity.

Consolidated Cash Flows

Cash provided by operating activities was $9.9 million and $13.8 million for the three months ended March 31, 2015 and 2014, respectively. Our working capital decreased $11.2 million in the first three months of 2015 compared to a decrease of $12.3 million in the first three months of 2014. Our change in working capital was primarily driven by decreases in accounts payable days and inventory turns, which were partially offset by a slight improvement in accounts receivable days outstanding. The remaining change is due to a $2.8 million increase in cash used in operations, including costs associated with new and relocated locations, as well as recent acquisitions.

Cash used in investing activities was $14.9 million and $5.3 million for the three months ended March 31, 2015 and 2014, respectively. The increase is primarily due to $5.8 million in cash used for acquisitions and a $3.8 million increase in capital expenditures during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The increase in capital expenditures during the three months ended March 31, 2015 primarily relates to purchasing machinery, equipment and vehicles to support sales growth and to increase capacity at existing locations.

Cash provided by financing activities was $24.1 million for the three months ended March 31, 2015 compared to cash used in financing activities of $0.4 million for the three months ended March 31, 2014. The change primarily related to our additional $25.0 million borrowing under our 2013 facility in the first quarter of 2015. The remaining change is related to a decrease in the repurchase of our common stock related to stock shares tendered in order to meet minimum withholding tax requirements for restricted stock units vested, which was slightly offset by a decrease in cash received from the exercise of employee stock options in the first three months of 2015 compared to the first three months of 2014.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2015 the Financial Accounting Standards Board (‘FASB”) issued an update to the existing guidance under the Interest topic of the Accounting Standards Codification (“Codification”). This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. We are currently evaluating the impact of this guidance on our financial statements.

In January 2015 the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017.  Early adoption of this guidance is not permitted.  This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.